NOBILITY HOMES, INC. ANNOUNCES SALES
AND EARNINGS FOR ITS FISCAL YEAR 2007

        Ocala, FL…December 20, 2007 — Today Nobility Homes, Inc. (NASDAQ: NOBH) announced sales and earnings results for its fiscal year ended November 3, 2007. Sales for fiscal year 2007 were $40,622,897 as compared to $59,957,571 recorded in fiscal year 2006. Income from operations for fiscal year 2007 was $4,323,956 versus $8,548,910 in the same period a year ago. Net income after taxes was $4,081,660 as compared to $6,470,405 for the same period last year. Diluted earnings per share for fiscal year 2007 were $1.00 per share compared to $1.59 per share last year.

        For the fourth quarter of fiscal 2007, sales were $10,756,636 as compared to sales of $14,668,697 in the fourth quarter of last fiscal year. Income from operations for the fourth quarter of 2007 was $1,267,012 versus $1,904,812 in the same period last year. Net income after taxes was $1,126,383 versus last year’s results of $1,386,122. Diluted earnings per share for the fourth quarter were $0.28 per share versus diluted earnings of $0.34 per share last year.

        Nobility’s financial position continued to improve during fiscal year 2007 and remains very strong with cash and cash equivalents, short and long-term investments of $24,907,582 and no outstanding debt. Working capital is $24,894,211 and our ratio of current assets to current liabilities is 7.9:1. Stockholders’ equity increased to $43,960,816 and the book value per share of common stock increased to $10.75. The return on average stockholders’ equity was 10% and the return on average assets was 9%, both outstanding percentages for our industry. The Company did not purchase any shares of its common stock during fiscal year 2007. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

        The Board of Directors declared an annual cash dividend of $.50 per common share for fiscal year 2007, equal to the $.50 per share declared last fiscal year. The cash dividend is payable January 11, 2008 to stockholders of record as of January 2, 2008.

        Terry Trexler, President stated, “Sales and operations for fiscal 2007 were adversely impacted by the reduced manufactured housing shipments in Florida plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for the Company’s fiscal 2007 were down approximately 47% from the same period last year. Although the current overall housing market has declined significantly this year, the long-term demographic trends still favor strong growth in the Florida market area we serve. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent in the Company, we expect to continue out-performing the industry. With a strong and stable economy, improved sales in the existing home market, stable unemployment and low interest rates in 2008, management expects the demand for our homes to improve. Fiscal year 2008 is Nobility’s 41st year of operating in our market area and we plan to increase the level of consumer awareness and confidence in Nobility and Prestige, our retail organization, with the introduction and special promotion of more special edition homes. The Company has recently invested as a limited partner in two new Florida retirement manufactured home communities. Management’s belief is that new attractive and affordable manufactured home communities for senior citizens will be a significant growth area for Florida in the future.”

        Nobility Homes, Inc. has specialized for 40 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With eighteen Company retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, DECEMBER 20, 2007 AT 4:30 PM EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-852-6543. THE PASSCODE FOR THE CALL IS 5172345. YOU MAY ALSO ACCESS THE CALL AT www.nobilityhomes.com OR http://www.videonewswire.com/event.asp?id=44670

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.
CONSOLIDATED BALANCE SHEETS

	November 3, 2007	November 4, 2006
Assets
Current assets:
Cash and cash equivalents	$13,696,990	$12,380,874
Short-term investments	544,271	440,205
Accounts receivable - trade	846,868	379,370
Inventories	12,696,388	12,413,704
Prepaid income taxes	--	1,048,667
Prepaid expenses and other current assets	468,739	604,627
Deferred income taxes	265,416	228,222

Total current assets	28,518,672	27,495,669
Property, plant and equipment, net	3,867,279	3,911,983
Long-term investments	10,666,321	11,704,612
Other investments	1,917,661	1,849,428
Deferred income tax	299,476	--
Other assets	2,280,010	2,173,332

Total assets	$47,549,419	$47,135,024

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$642,484	$879,698
Accrued compensation	544,970	1,003,064
Accrued expenses and other current liabilities	738,950	805,616
Income taxes payable	121,268	--
Deferred income tax	110,752	--
Customer deposits	1,466,037	2,763,510

Total current liabilities	3,624,461	5,451,888

Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, $.10 par value, 500,000 shares
authorized; none issued and outstanding	--	--
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	9,999,799	9,885,647
Retained earnings	42,389,839	40,349,250
Accumulated other comprehensive income	234,724	169,819
Less treasury stock at cost, 1,277,763 and
1,282,764 shares, respectively, in 2007 and 2006	(9,235,895)	(9,258,071)

Total stockholders' equity	43,924,958	41,683,136

Total liabilities and stockholders' equity	$47,549,419	$47,135,024

NOBILITY HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
	November 3, 2007	November 4, 2006	November 3, 2007	November 4, 2006
Net sales	$10,756,636	$14,668,697	$40,622,897	$59,957,571
Cost of goods sold	(7,599,307)	(10,356,476)	(28,838,274)	(42,279,048)

Gross profit	3,157,329	4,312,221	11,784,623	17,678,523
Selling, general and administrative expenses	(1,890,317)	(2,407,409)	(7,460,667)	(9,129,613)

Operating income	1,267,012	1,904,812	4,323,956	8,548,910

Other income:
Interest income	230,373	198,738	814,683	780,103
Undistributed earnings in joint venture - Majestic 21	53,532	99,080	282,680	409,434
Earnings from finance revenue sharing agreement	155,500	116,900	579,700	317,900
Miscellaneous	38,436	12,822	145,498	90,288

	477,841	427,540	1,822,561	1,597,725

Income before provision for income taxes	1,744,853	2,332,352	6,146,517	10,146,635
Provision for income taxes	(618,470)	(946,230)	(2,064,857)	(3,676,230)

Net income	1,126,383	1,386,122	4,081,660	6,470,405
Other comprehensive income, net of tax:
Unrealized investment gain	41,581	24,138	64,906	17,976

Comprehensive income	$1,167,964	$1,410,260	$4,146,566	$6,488,381

Weighed average number of shares outstanding
Basic	4,085,495	4,063,073	4,084,691	4,049,172
Diluted	4,093,256	4,084,268	4,094,001	4,069,470
Earnings per share
Basic	$0.28	$0.34	$1.00	$1.60
Diluted	$0.28	$0.34	$1.00	$1.59
Cash dividends paid per common share	$--	$--	$0.50	$0.30